FIRST AMENDMENT
TO
AGREEMENT OF LIMITED PARTNERSHIP
OF
BOSTON CAPITAL TAX CREDIT FUND III L.P.

This First Amendment (this “First Amendment”) to Agreement of Limited Partnership of Boston Capital Tax Credit Fund III L.P. (the “Partnership”) dated as of January 27, 1992 (the “Partnership Agreement”) is entered into effective as of May 3, 2018 by and between Boston Capital Associates III L.P., as general partner (the “General Partner”) and BCTC III Assignor Corp., as assignor limited partner (the “Assignor Limited Partner”)

WHEREAS, the Partnership is a limited partnership organized under the laws of the State of Delaware pursuant to a Certificate of Limited Partnership filed with the Delaware Secretary of State on September 19, 1991; and

WHEREAS, the Partnership is presently governed by an Agreement of Limited Partnership dated as of January 27, 1992 by and among the General Partner, the Assignor Limited Partner and those persons who are limited partners of the Partnership (the “Limited Partners”); and

WHEREAS, Section 12.02(b) of the Partnership Agreement provides that the General Partner, without the consent of the limited partners or assignees, may amend the Partnership Agreement to add to the duties or obligations of the General Partner or to cure any ambiguity or correct or supplement any provision of the Partnership Agreement which may be inconsistent with the administrative efficiency of the Partnership; and

WHEREAS, on May 3, 2018, the General Partner has approved this First Amendment.

NOW, THEREFORE, the Partners hereby agree as follows:

1.       Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Partnership Agreement.

2.       Article IX of the Partnership Agreement is hereby amended by adding the following provisions:

“9.10 Application of Bipartisan Budget Act of 2015. If, and to the extent that, provisions of Section 1101 of the Bipartisan Budget Act of 2015, Public Law No. 114-74 (the “2015 Act”) apply to any audit of any tax return of the Partnership (an “Affected Tax Return”), then the following provisions shall apply:

(a) Designation of Partnership Representative. The then-Tax Matters Partner shall be designated as the “partnership representative” (the “Partnership Representative”) pursuant to Section 6223(a) of the Code (as then in effect) in connection with any audit of an Affected Tax Return. Following such designation, any references to “Tax Matters Partner” in this Agreement shall be deemed to refer to the Partnership Representative, and the Partnership Representative shall succeed to all of the duties and obligations of the Tax Matters Partner that existed prior to the application of the provisions of the 2015 Act, and be entitled to all the protections and reimbursements to which the Tax Matters Partner is entitled under this Agreement, subject to any limitations contained in this Agreement. For the avoidance of doubt, any tax liability of the General Partner due to any BAC Holder’s failure to pay federal income taxes shall be an expense for which the Partnership shall indemnify and reimburse the General Partner under Section 9.09 of this Agreement.

(b) Liability to be Allocated to BAC Holders for the Year Being Examined. Upon receipt of notice of any final partnership adjustment occurring under the procedures of the 2015 Act, the Partnership Representative may, without the Consent of the BAC Holders, cause the Partnership to timely elect to utilize the alternative procedure described in Section 6226 of the Code (as modified by the 2015 Act) to have each Partner or BAC Holder, as applicable, of the Partnership for the year which is under examination pay its applicable tax liability, and the Partnership Representative shall provide the U.S. Department of the Treasury and each affected BAC Holder with such information as required by such Section 6226 and any Treasury Regulations promulgated thereunder. Each BAC Holder agrees to cooperate with the Partnership in utilizing the procedures under Section 6226 of the Code, whether or not such person is a BAC Holder at the time of a final partnership adjustment.

3.       Except as specifically modified hereby, the Partnership Agreement shall remain in full force and effect and, except as amended hereby, all of the terms, covenants, provisions and conditions of the Partnership Agreement are hereby ratified and confirmed in all respects.

4.       This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the General Partner and the Assignor Limited Partner have executed this First Amendment in accordance with Section 10.02(b) of the Partnership Agreement as of the date first written above.

BOSTON CAPITAL ASSOCIATES III L.P.

By:	BCA Associates Limited Partnership, its General Partner

By:	C&M Management, Inc., its General Partner

By:
Name: John P. Manning
Title: President

BCTC III ASSIGNOR CORP.

By:
Name: John P. Manning
Title: President